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                                                                    EXHIBIT 10.6

                           CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement (the "Agreement") is made and entered into effective as of October 1, 1999, by and between Dan Rasmussen (the "Employee") and SiteBrigade, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to the Employee, and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment with the Company.

     C. The Board believes that it is imperative to provide the Employee with certain benefits upon termination of the Employee's employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

     E. Certain capitalized terms used in the Agreement are defined in Section 3 below.

     In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

     1. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any benefits, other than (A) as provided by this Agreement, (B) as may be available in accordance with the terms of the Company's established employee plans and written policies at the time of termination, or (C) as may be approved by the Board of Directors of the Company in its discretion. The terms of this Agreement shall terminate upon the earlier of (i) the date on which Employee ceases to be employed with the Company prior to a Change of Control, (ii) the date that all obligations of the
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parties hereunder have been satisfied, or (iii) one (1) year after a Change of
Control. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the provision of benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

     2. CHANGE OF CONTROL; ACCELERATION.

        (a) ACCELERATION UPON A CHANGE OF CONTROL. Subject to Section 4 below, if a Change of Control occurs, then in addition to any shares which have already vested, upon the consummation of such Change of Control, (i) in the case of options, each stock option to purchase the Company's Common Stock granted to Employee over the course of his or her employment with the Company and held by Employee on the date of termination of employment shall become vested as to fifty percent (50%) of the remainder subject to vesting, and (ii) in the case of shares subject to repurchase by the Company, the repurchase option applicable to all such shares will lapse as to fifty percent (50%) of the shares still subject to the repurchase option.

        (b) TERMINATION FOLLOWING A CHANGE OF CONTROL. Subject to Section 4 below, if the Employee's employment with the Company is terminated at any time within one (1) year after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

            (i) VOLUNTARY RESIGNATION. If the Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below), then the Employee shall not be entitled to receive severance payments. The Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

            (ii) INVOLUNTARY TERMINATION. If the Employee's employment is terminated as a result of an Involuntary Termination other than for Cause, each stock option to purchase the Company's Common Stock granted to Employee over the course of his or her employment with the Company (or share of Common Stock purchased by Employee and subject to a repurchase option in favor of the Company) and held by Employee on the date of termination of employment shall become immediately fully vested (or the repurchase option shall fully lapse) on such date as to the full number of shares that remain unvested under such options (or that remain subject to the repurchase option under the Common Stock Purchase Agreement). In the case of options, each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted.

            (iii) TERMINATION FOR CAUSE. If the Employee's employment is terminated for Cause, then the Employee shall not be entitled to receive severance benefits. The Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.


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        (c) TERMINATION APART FROM A CHANGE OF CONTROL. In the event the
Employee's employment terminates for any reason, either prior to the occurrence of a Change of Control or after the one year period following the effective date of a Change of Control, then the Employee shall not be entitled to receive any severance benefits under this Agreement. The Employee's benefits will be terminated under the terms of the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board of Directors of the Company.

     3. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

        (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events: a merger or consolidation of the Company, whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

        (b) CAUSE. "Cause" shall mean (i) Employee's willful failure to perform his assigned job duties (other than as a result of sickness, accident or similar cause beyond Employee's control) after receipt by Employee of written warnings setting forth the specific performance deficiencies and a reasonable period of time to cure such performance deficiencies; (ii) Employee's engaging in willful misconduct that is demonstrably and materially injurious to the interests of Company; (iii) Employee's unlawful misappropriation of Company's material property or proprietary information; or (iv) Employee's conviction of a felony, misdemeanor or gross misdemeanor, or committing an act of dishonesty or fraud against the Company.

        (c) INVOLUNTARY TERMINATION. "Involuntary Termination" shall include any termination by the Company other than for Cause and the Employee's voluntary termination, upon 30 days prior written notice to the Company, following (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee's position with the Company and the Employee's prior duties, responsibilities and requirements, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another and that do not actually result in a material change in duties, responsibilities and requirements inconsistent with an employee's prior position with the acquired company, (ii) reduction of greater than 5% in the Employee's CURRENT compensation (including salary, benefits, incentive payments, bonuses) or (iii) relocation of principal place of employment by more than 50 miles.


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     4. LIMITATION ON PAYMENTS.

        (a) In the event that the severance benefits provided for in this Agreement to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by
Section 4999 of the Code, then the Employee's benefits under Section 2 shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under
Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits under Section 2, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this
Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

        (b) The payment of severance benefits provided for in this Agreement shall be subject to all applicable income, employment and social tax rules and regulations.

     5. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employee's rights hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     6. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.


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     7. MISCELLANEOUS PROVISIONS.

        (a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

        (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (c) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

        (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

        (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

        (f) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

        (g) LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

        (h) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation)


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bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

        (i) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

        (j) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

        (k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SITEBRIGADE, INC.                           ______________________________
                                            Print Name


By:  /s/ Marv Tseu                            /s/ Dan Rasmussen
   ----------------------------             ------------------------------
                                            Signature
Title:   President and CEO
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